Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

by and between

SALISBURY BANK AND TRUST COMPANY

and

STEPHEN SCOTT

This Change in Control Agreement (this “Agreement”) is made and entered into effective as of May 18, 2022 (the “Effective Date”), by and between Salisbury Bank and Trust Company, a Connecticut-chartered commercial bank with its principal administrative office at 5 Bissell Street, P.O. Box 1868, Lakeville, CT 06039-1868 (together with its successors and assigns, the “Bank”) and Stephen Scott (“Executive”). Any reference to the “Company” hereunder shall mean Salisbury Bancorp, Inc. (together with its successors and assigns), the parent of the Bank that owns 100% of the Bank.

RECITALS

A. Executive possesses unique and valued experience with, and essential knowledge about, financial institutions and their operation and the Connecticut banking community;

B. In order to induce Executive to remain employed with the Bank, the Bank and Executive desire to set forth in writing the severance benefits that are payable to Executive as a result of Executive’s termination of employment in connection with a Change in Control of the Bank or the Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties hereto as follows:

1. Term. This Agreement shall continue for a term commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Term”). On each annual anniversary of the Effective Date (each an “Anniversary Date”) this Agreement shall automatically renew for an additional year (each succeeding one-year period shall also be referred to herein as the “Term”), unless at least thirty (30) days prior to such Anniversary Date, either party gives written notice of non-renewal to the other. If such notice of non-renewal is given as permitted hereunder, the Agreement will expire at the conclusion of such Term. Notwithstanding any provision of this Agreement to the contrary, Executive’s employment may be terminated at any time prior to the expiration of the Term, as provided in Section 2 hereof and subject to the provisions of this Agreement, including, without limitation, Sections 4, 5, 6, 9, 10, 11 and 12. Notwithstanding the foregoing, in the event that at any time during the Term of this Agreement, the Company or the Bank has entered into an agreement to effect a transaction which would be a Change in Control (as defined in Section 3 hereof), then the Term of this Agreement shall be automatically extended through the date that is twelve (12) months following the date on which the Change in Control occurs, provided, however, that if the Change in Control does not occur as contemplated, then the Agreement shall automatically renew on the next Anniversary Date, unless a notice of non-renewal is given by either party hereto in the manner set forth above.

2. At-Will Status. Notwithstanding any provision of this Agreement, Executive is employed at-will, such that Executive or the Bank may terminate Executive’s employment at any time, for any or no reason, subject to the remaining provisions of this Agreement.

3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth herein.

“Cause” shall mean (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Executive of any act that, in the judgment of the Board will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Bank; (iv) the continuing willful failure of the Executive to perform his duties to the Bank after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such failure are given to the Executive; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Bank. For this purpose, no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Bank. Without limiting the foregoing, in no event shall Executive be deemed to be acting in good faith or in the best interests of the Bank for purposes of the preceding sentence with respect to acts of omission or commission taken in contravention of any direction(s), rule(s) or requirement(s) issued, authorized, approved or ratified by the Board.

Notwithstanding the foregoing provisions, in no event shall Cause be deemed to exist unless (i) the Bank shall provide Executive with written notice making reference to this Agreement, stating that the Bank intends to terminate Executive for Cause within the meaning of this Agreement, and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause, and (ii) the Bank affords Executive a period of two (2) weeks after issuance of such notice either to demonstrate, through written rebuttal, that Cause does not exist under this Section 3, or to cure the circumstances constituting such Cause; provided, however, that the determination of whether Cause exists or whether Executive has sufficiently cured any Cause, shall be made in the reasonable discretion of the Board, as evidenced by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board). Nothing in this Section 3 shall prevent the Bank from terminating Executive for Cause prior to the issuance of the above-referenced notice or expiration of the above-referenced two (2) week rebuttal/cure period; provided however that if, upon the expiration of such two (2) week period, it is determined that facts or circumstances sufficient to constitute Cause did not (or, if applicable, do not) exist or has/have been cured, then such earlier termination of Executive by the Bank shall be deemed to be without Cause. Without limiting the foregoing, the Bank may suspend Executive, with or without pay, during the above-referenced two (2) week rebuttal/cure period, and such suspension shall not constitute either a termination of employment by the Bank under this Agreement or Good Reason for separation by Executive.

“Change in Control” shall mean (i) a change in the ownership of the Company or Bank, (ii) a change in the effective control of the Company or Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Company or Bank, as described below.

(i) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company or Bank that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Company or Bank is outstanding.

(ii) A change in the effective control of the Company or Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing thirty (30) percent or more of the total voting power of the stock of the Company or Bank, or (B) a majority of the members of the Company’s or Bank’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or Bank’s board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority shareholder of the entity that experiences the change in control is another corporation.

(iii) A change in a substantial portion of the Company’s or Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Company or Bank, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

“Good Reason” shall mean any of the following circumstances if they occur without the Executive’s consent: (i) a material reduction in the Executive’s Base Salary not warranted by general across the board reductions due to economic necessity; (ii) a material reduction in the Executive’s incentive bonus and other benefits provided to executives generally (except due to general across the board reductions in such incentive bonuses and other benefits due to economic necessity); (iii) a material reduction in Executive’s authority, duties or responsibilities such that Executive no longer holds a position consistent with the authorities, duties or responsibilities held prior to such change; or (iv) the permanent relocation of Executive’s principal place of business to a location that is more than 35 miles from Executive’s workplace at the initial effective date of this Agreement; provided that for a termination to be deemed for Good Reason, Executive must give, within the ninety (90) day period commencing on the initial existence of the condition(s) constituting Good Reason, written notice of the intention to terminate for Good Reason, and, upon receipt of such notice, the Bank shall have a thirty (30) day period within which to cure such condition(s); and provided further that the Bank may waive such right to notice and opportunity to cure. In no event may facts or circumstances constituting “Good Reason” arise after the occurrence of facts or circumstances that the Bank relies upon, in whole or in material part, in terminating Executive for Cause.

4. Termination in Connection with a Change in Control. In the event of Executive’s involuntary termination of employment for reasons other than Cause (or due to Executive’s death or disability) or a voluntary termination of employment for Good Reason occurring on or after a Change in Control, Executive shall be entitled to the following:

(a) A lump sum cash payment equal to one (1) times the sum of (i) Executive’s annual rate of base salary in effect on Executive’s date of termination or, if greater, Executive’s average annual base salary rate for the twelve (12) month period ending on the last day of the calendar month immediately prior to the date of such termination and (ii) one (1) times Executive’s highest annual cash bonus paid during or attributable to either of the prior two (2) calendar years. Such amount shall be paid to Executive within sixty (60) days following Executive’s “separation from service,” as defined for purposes of Section 409A of the Internal Revenue Code (“Code”).

(b) Life insurance coverage and non-taxable medical and dental coverage, at no cost to Executive, that is substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his date of termination. Such life insurance and non-taxable medical and dental coverage shall be provided by the Bank to the Executive for one (1) year following Executive’s separation from service, provided, however, that this sub-section is not intended to reduce the amount of time that Executive may obtain coverage at his own expense under the provision of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and comparable state law; except that Executive’s coverage for such period shall be counted against and deducted from the maximum COBRA period. Notwithstanding anything herein to the contrary, if as the result of any change in, or interpretation of, the laws applicable to the continued welfare benefits hereunder, such benefits are deemed illegal or subject to penalties, then the Bank shall, to the extent permitted under such laws, pay to the Executive a cash lump sum payment reasonably estimated to be equal to the amount of welfare benefits (or the remainder of such amount) that the Executive is not permitted or no longer permitted to receive in-kind. Such lump sum payment shall be required to be made within sixty (60) days following the Executive’s separation from service, or if later, within sixty (60) days following a determination that such payment (or remaining payments) would be illegal or subject the Executive or the Bank to penalties.

(c) Any unpaid compensation and benefits, and unused vacation, accrued through the date of Executive’s termination of employment. Executive shall also be entitled to be reimbursed by the Bank for final expenses that Executive reasonably and necessarily incurred on behalf of the Bank prior to Executive’s termination of employment, provided that Executive submits expense reports and supporting documentation of such expenses in accordance with the Bank’s expense reimbursement policies in effect at that time. Such reimbursement payment or payments shall be made no later than the time required by applicable law (or, if earlier, by Bank or Company policy, practice or rule), but in no event later than the sixtieth (60th) day following Executive’s date of the termination.

(d) Notwithstanding the preceding paragraphs of this Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of Executive that are contingent on a Change in Control (the “Termination Benefits”) constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount”, as determined in accordance with said Section 280G. In the event a reduction is necessary, the Executive shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment. If Executive does not make this determination within ten (10) business days after receiving a written request from the Bank (or by the time that benefits or payments are due hereunder, if later), the Bank may make such determination, and shall notify the Executive promptly thereof. In the event it is determined that permitting the Executive or the Bank to make the determination regarding the form or manner of reduction would violate Code Section 409A, such reduction shall be made pro rata.

5. Conditions of Severance Benefits; Effect on Executive’s Post-Employment Obligations.

(a) Notwithstanding the foregoing, in no event shall any compensation payable to the Executive pursuant to the provisions of 4(a) and (b) above that is subject to Code Section 409A be paid to the Executive unless and until the Executive has incurred a “separation from service” as defined in Code Section 409A and in regulations and guidance issued thereunder, unless such payment is required by applicable law. For purposes of this Agreement, a “separation from service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after his date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of separation from service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(b) Executive shall receive the severance benefits set forth in Section 4(a) and 4(b) hereof only if Executive (a) executes a general release, in a form acceptable to the Bank, within sixty (60) days of the date of the termination of the Executive’s employment in accordance with the provisions of Section 4 hereof; (b) presents satisfactory evidence to the Bank that Executive has returned all Bank property; and (c) provides the Bank with a signed, written resignation of Executive’s status as an officer and/or director of the Bank and/or any holding company, subsidiary or affiliate as applicable. In the event the Bank reasonably believes that Executive has breached, or has threatened to breach, any provision of the Agreement, the Executive shall no longer be entitled to such benefits and further shall be required to reimburse all severance benefits, including payments under Section 4(a), previously made by the Bank. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to the Bank, including injunctive relief. Without limiting the foregoing, Executive acknowledges and agrees that the provisions of Sections 10, 12, 14, 16, 17, and 18 of this Agreement (i) are supported by adequate consideration in addition to the severance benefits provided under Sections 4(a) and 4(b) and all other amounts and things of value to which Executive would be entitled if Executive did not enter into this Agreement, and (ii) shall be enforceable notwithstanding Executive’s failure of refusal to satisfy, in whole or in part, the conditions for the severance benefits set forth under this Section 5.

6. Taxes. All payments and benefits described in this Agreement shall be subject to any and all applicable federal, state and local income, employment and other taxes, and the Bank will deduct from each payment to be made to Executive under this Agreement such amounts, if any, required to be deducted or withheld under applicable law. Executive hereby acknowledges and agrees that the Bank makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, or under any statute, or regulation or guidance thereunder, or under any successor statute, regulation and guidance thereunder.

7. Code Section 409A. The cash severance payments under this Agreement are intended to be exempt from Section 409A of the Code under the “short term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). If and to the extent this Agreement provides for a deferral of compensation subject to Section 409A of the Code, it is the intent of the parties that this Agreement, and all payments of deferred compensation subject to Code Section 409A made hereunder, shall be in compliance with such requirements and the regulations and other guidance thereunder. Notwithstanding any other provision with respect to the timing of payments under Sections 4(a), if, at the time of Executive’s separation from service, Executive is a “specified employee” (meaning a key employee as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank (or a Bank affiliate), then to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive is entitled under Sections 4 (during the six (6) month period commencing on the Executive’s separation from service which are subject to Code Section 409A (and not otherwise exempt from its application, including, without limitation, by operation of Treasury Regulation Section 1.409A-1(n)) will be withheld until the first business day of the seventh (7th) month following Executive’s separation from service, at which time such withheld amount shall be paid in a lump sum distribution. The Bank and Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereunder.

8. Limitation on Benefits. In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. §1828(k)), 12 C.F.R. Part 359, or any other applicable law.

9. No Mitigation. The Bank agrees that Executive is not required to use reasonable good faith efforts to seek other employment and to reduce any amounts payable to Executive by the Bank pursuant to this Agreement.

10. Non-Competition; Non-Solicitation; Non-Disclosure.

(a) As part of the consideration for the Bank’s entering into this Agreement, Executive agrees that, for a period of one (1) year following the Executive’s separation from service with the Bank, other than a separation from service following a Change in Control, the Executive will not, without the written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of its affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business or other entity;

(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has headquarters or offices within fifteen (15) miles of the locations in which the Bank or its affiliates has business operations or has filed an application for regulatory approval to establish an office as of the date of Executive’s termination; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank or its affiliates; or

(b) Executive further agrees that Executive shall not at any time or in any manner, directly or indirectly, use or disclose Confidential Information (as hereinafter defined) to any party other than the Bank either during or after Executive’s termination of employment or the termination of this Agreement for any reason, except for purposes consistent with the administration and performance of Executive’s obligations hereunder, or as required by law, provided that written notice of any legally required disclosure shall be given to the Bank promptly prior to any such disclosure and Executive shall reasonably cooperate with the Bank to protect the confidentiality thereof pursuant to applicable law or regulation. For purposes of this Agreement, the term “Confidential Information” includes any confidential or proprietary information furnished or provided by the Bank to Executive after Executive first became employed by the Bank, under this Agreement or otherwise (whether before or after the Execution Date) (and without regard to whether such information is conveyed directly or on the Bank’s behalf), or otherwise acquired by Executive as a consequence of Executive’s employment with the Bank and that is not generally known in the industry in which the Bank is engaged and that in any way relates to the products, services, purchasing, marketing, names of customers, vendors or suppliers, merchandising and selling, plans, data, specifications or any other confidential and proprietary information of the Bank or any affiliate. Any Confidential Information supplied to Executive by the Bank prior to the Execution Date shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the execution of this Agreement. The term “Confidential Information” does not include information (i) which was already in the public domain, (ii) which is disclosed as a matter of right by a third party source after the execution of this Agreement, provided such third party source is not bound by a confidentiality agreement with the Bank or (iii) which passes into the public domain by acts other than the unauthorized acts of Executive, whether acting alone or in concert; provided, however, that any disclosure of Confidential Information may be made by Executive if the Bank expressly consents thereto in writing prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Agreement limits Executive’s ability to (i) respond to lawful subpoenas in any litigation, arbitration or administrative proceeding, (ii) provide truthful testimony in any litigation, arbitration or administrative proceeding, or (iii) file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local government agency or commission that has jurisdiction over the Bank or any parent, subsidiary or affiliate of the Bank (the “Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

11. Exclusive Remedy. Except as expressly set forth herein or otherwise required by law, Executive shall not be entitled to any compensation, benefits, or other payments from the Bank as a result of, or in connection with, Executive’ s separation from service at any time, for any reason. The payments and benefits set forth in Section 4 hereof shall constitute Executive’s sole and exclusive remedy for any claims, causes of action or demands arising under or in connection with this Agreement or its alleged breach, or the termination of Executive’s employment relationship with the Bank.

12. Governing Law/Interpretation. Executive and the Bank agree that this Agreement and any claims arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof.

13. Entire Agreement. This Agreement shall constitute the sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, offers, agreements and/or discussions, including, but not limited to, those concerning employment agreements and/or severance benefits, whether written or oral, by or between the parties, regarding the subject matter hereof; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any written agreement or arrangement between Executive and the Bank that does not relate to the subject matter hereof.

14. Assignment. Executive acknowledges that the services to be rendered hereunder are unique and personal in nature. Accordingly, Executive may not assign any rights or delegate any duties or obligations under this Agreement. The rights and obligations of the Bank under this Agreement shall automatically be assigned to the successors and assigns of the Bank (including, but not limited to, any successor in the event of a Change in Control, as well as any other entity that controls, is controlled by, or is under common control with, any such successor), and shall inure to the benefit of, and be binding upon, such successors and assigns. This Agreement shall be binding upon Executive, as well as, Executive’s heir, executors and administrators of Executive or Executive’s estate and property.

15. Notices. All notices required hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail, return receipt requested, and shall be effective upon sending if by facsimile, or upon receipt if by personal delivery, or upon the fourth (4th) business day after being sent by certified or registered mail. All notices shall be addressed as follows or to such other address as the parties may later provide in writing:

if to the Bank:

Salisbury Bank and Trust Company
5 Bissell Street

P.O. Box 1868

Lakeville, CT 06039-1868
ATTN: Chairperson of the Board

and, if to Executive:

at the address set forth in the human resources files of the Bank.

16. Severability/Reformation. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby, and this Agreement shall be construed and reformed to the maximum extent permitted by law. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

17. Modification. This Agreement and the rights, remedies and obligations contained in any provision hereof, may be modified or waived only in accordance with this Section 17. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by a written instrument signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Bank is effective without written consent of the Board.

18. Arbitration. Subject to the mutual agreement of the parties hereto at the time a dispute exists between such parties, any dispute, controversy or claim arising out of, or in connection with, this Agreement shall be exclusively subject to arbitration before the American Arbitration Association (“AAA”). Such arbitration shall take place in Hartford, Connecticut, before a single arbitrator in accordance with AAA’s then current National Rules for the Resolution of Employment Disputes. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings. Notwithstanding any provision in this Agreement to the contrary, nothing contained in this Section 18 or elsewhere in this Agreement shall in any way deprive the Bank of its right to obtain injunctive relief, specific performance or other legal or equitable relief in a court of competent jurisdiction for purposes of enforcing the provisions of Section 10 hereof.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

20. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date and year written below.

SALISBURY BANK AND TRUST COMPANY

Date: May 18, 2022

By: ______________________________________

Name: Richard J. Cantele, Jr.

Title: President and Chief Executive Officer

EXECUTIVE

Date: May 18, 2022

_________________________________________

Stephen Scott

Executive Vice President and Chief Operating Officer